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                                                                    EXHIBIT 99.3



                       ASTRAL POINT COMMUNICATIONS, INC.


                                 19 ALPHA DRIVE


                              CHELMSFORD, MA 01824


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                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS



                          TO BE HELD ON APRIL 2, 2002


                            ------------------------


TO THE STOCKHOLDERS OF ASTRAL POINT COMMUNICATIONS, INC.



     A special meeting of stockholders of Astral Point Communications, Inc. will be held at the offices of Testa, Hurwitz & Thibeault, LLP at 125 High Street, Boston, Massachusetts 02110, on April 2, 2002, at 9:00 a.m., for the following purposes:



     1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of January 18, 2002 by and among Astral Point, Alcatel, a French corporation, and Apples Acquisition Corp., a Delaware corporation and a subsidiary of Alcatel, and to approve the merger and the transactions contemplated by the merger agreement.



     2. To approve an amendment to Astral Point's Fourth Restated Certificate of Incorporation which will adjust the existing liquidation preferences of the shares of Astral Point preferred stock to give effect to the applicable exchange ratios set forth in the merger agreement.



     Only holders of record of shares of the capital stock of Astral Point at the close of business on March 1, 2002, are entitled to notice of and to vote at the meeting.



     The transactions contemplated by the merger agreement are described in the accompanying proxy statement/prospectus. The full text of the amendment to Astral Point's Fourth Restated Certificate of Incorporation is attached as Annex C to the accompanying proxy statement/prospectus.



     EVERY STOCKHOLDER WHETHER OR NOT HE OR SHE EXPECTS TO ATTEND THE SPECIAL MEETING IN PERSON IS URGED TO EXECUTE THE PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.



                                          By Order of the Board of Directors,



                                          Raj Shanmugaraj


                                          President and Chief Executive Officer


Chelmsford, Massachusetts

March 4, 2002